Exhibit 10.22

PROJECT AGREEMENT

This Project Agreement (the “Agreement”) dated, for convenience, as of the 21 day of October, 2011 (the “Effective Date”), by and between Angie’s List, Inc. (the “Company”), and the Consolidated City of Indianapolis (the “City”), acting by and through the Department of Metropolitan Development of Marion County, Indiana (“DMD”), which is governed by the Metropolitan Development Commission (“MDC”), acting as the City’s Redevelopment Commission.

Recitals

WHEREAS, the City has or can obtain moneys for the public purposes of supporting capital investment and job creation in Marion County, Indiana;

WHEREAS, the Company has proposed the Project to accomplish such purposes, and DMD and MDC have reviewed and approved the Project for and on behalf of the City; and

WHEREAS, the City is willing to provide: (a) $1,500,000 of Infrastructure Funds to fund the Infrastructure Improvements; and (b) up to $9,600,000 to the Company to fund Eligible Costs from: (i) the TIF Funds, and (ii) the New Market Tax Credits for the Project; subject to compliance with, and satisfaction of the terms and conditions set forth in, this Agreement.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual obligations and covenants of the Company and the City contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the City agree as follows:

ARTICLE I

Definitions

“Adjusted Amount” shall have the meaning set forth in each of Subsections 6.4(a), (b), and (c), and used as provided in each such respective Subsection.

“Affiliate” shall mean an entity which directly or indirectly controls, is controlled by or is under common control with, the Company. For purposes of this provision, “control” (including the terms “controls”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or other.

“Allocation Agreement” shall mean that certain Allocation Agreement dated as of             , 2011, by and between the Company and                     , relating to the New Market Tax Credits. [Blanks to be completed by the parties post-execution]

“Allocation Area” shall mean the Consolidated Redevelopment Allocation Area, which the Project will directly serve and benefit.

“Bond Bank” shall mean The Indianapolis Local Public Improvement Bond Bank.

“Capital Investment Compliance Percentage” shall mean the lesser of: (a) a fraction, expressed as a percentage: (i) the numerator of which shall be the amount of Eligible Costs expended by the Company or a Company Party in the Development Area from the Commencement Date through the end of a Project Year during the Project Period; and (ii) the denominator of which shall be the Capital Investment Target for such Project Year; or (b) 125%.

“Capital Investment Target” shall have the meaning set forth on Schedule I for each Project Year. The Capital Investment Target is a target for the expenditure of Eligible Costs. It is not a commitment or representation as to assessed value of the Project or any portion thereof. Assessed value shall be determined in accordance with Indiana law.

“City Papers” shall mean all the written agreements, applications, certificates, documents, forms, instruments, statements, or other papers, made, completed, or provided by a City Party in connection with: (a) this Agreement; or (b) the Project or any portion thereof.

“City Parties” shall mean: (a) the Consolidated City of Indianapolis, the City of Indianapolis Economic Development Commission, MDC, and the Bond Bank; (b) the respective financial advisers of each of the foregoing; (c) the respective legal counsel of each of the foregoing; and (d) the respective successors and assigns of each of the foregoing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall mean June 1, 2011.

“Company Entities” shall mean the Company Parties, other than the Contractors and the Property Owners, and their subsidiaries.

“Company Jobs” shall mean job positions certified by the Company: (a) to be situated primarily at the Project Site; and (b) to constitute full-time or full-time equivalent positions (whether through a single employment or contractual arrangement or by the combination of employment and/or contractual arrangements) held by employees and/or independent contractors, of one or more of the following, or who have entered a contract with one or more of the following:

(a)	the Company;

(b)	any of the Company Entities and/or third parties that lease such employees or independent contractors to the Company, or any of the Company Entities; and/or

(c)	any of the Company Ventures, which employees and/or independent contractors are employed as a result of the Company Venture’s business relationship with the Company; provided that employees of third parties performing work on construction or related capital expenditure projects on the Project shall not be included in the Company Jobs.

For purposes of this “Company Jobs” definition, a “full-time” or “full-time equivalent” position is one that is permanent in nature and accounts for substantially all the compensated working hours of the person holding such position.

“Company Papers” shall mean all the written agreements, applications, certificates, documents, forms, instruments, statements, or other papers, made, completed, or provided by a Company Party in connection with: (a) this Agreement; or (b) the Project or any portion thereof.

“Company Parties” shall mean:

(a)	the Affiliates, Henry Amalgamated, the Contractors, the Property Owners, developers working under contract with the Company or any Affiliate, owners of the Project or any portion thereof, joint (or other) venturers with the Company or any Affiliate, lessees of property in the Allocation Area from the Company or any Affiliate, lessors of property in the Allocation Area to the Company or any Affiliate, and trusts (business or other) established with, or for the benefit of, the Company, any Affiliate, or the Project or any portion thereof; and

(b)	their respective successors and assigns.

“Company Ventures” shall mean vendors or suppliers having a significant business relationship with: (a) the Company; (b) any of the Company Entities; or (c) a joint venture of any of the Company Entities.

“Contractors” shall mean contractors working under contract with the Company or any Affiliate.

“Declared Amount” shall have the meaning set forth in Subsection 6.3(a)(ii).

“Deposit Amount” shall have the meaning set forth in Subsection 6.4(b)(i).

“Deposit Request” shall have the meaning set forth in Subsection 6.4(b)(i).

“Develop Indy” shall mean Develop Indy, Inc.

“Development Area” shall mean the real estate in the City bounded by East Street to the west, Maryland Street to the south, Highland Avenue to the east, and Ohio Street to the north, which real estate includes the Project Area.

“Development Plan” shall mean a development plan with respect to the Company’s expansion and development plans for the Development Area, which development plan shall address the Company’s desire to vacate Cruze Street and Cottage Avenue.

“Disbursement” shall mean the transfer of TIF Funds to the Company or Company Party to fund Eligible Costs.

“Disbursement Request” shall mean a request for a Disbursement by the Company to the NDC, the form of which is attached as Schedule IV.

“Disputed Amount” shall have the meaning set forth in Subsection 5.1(b).

“Disputed Expenditure” shall have the meaning set forth in Subsection 5.1(b).

“Eligible Costs” shall mean the costs of the Project generally described on Schedule II.

“Employment Compliance Percentage” shall mean a fraction, expressed as a percentage: (a) the numerator of which shall be the number of Company Jobs as of the end of a Project Year; and (b) the denominator of which shall be the Employment Target for such Project Year.

“Employment Target” shall have the meaning set forth on Schedule I.

“Escrow Agent” shall mean a financial institution reasonably satisfactory to the City and the Company.

“Escrow Agreement” shall mean an escrow agreement by and among the City, the Company, and the Escrow Agent consistent with the terms and conditions of Subsection 6.4(e), in form and substance reasonably satisfactory to the City, the Company, and the Escrow Agent.

“Escrow Funds” shall mean the meaning set forth in Subsection 6.4(e)(i).

“Event of Default” shall have the meaning set forth in Section 6.2.

“Force Majeure” shall mean any act of God, accident (including equipment failure, HVAC failure, or electricity outage for extended periods of time, or destruction or damage to equipment not caused by the party relying upon such circumstance or event), explosion, fire, flood, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity, civil disturbance, labor dispute, or labor or material shortage, sabotage or act (or specific, imminent threatened act) of terrorism, act of a public enemy, uprising, insurrection, civil unrest, war, or rebellion, action or restraint by court order or public or governmental authority or lawfully established civilian authorities, a material adverse change in the national financial economic situation in the United States, the establishment of a general banking moratorium by Federal or State of Indiana authorities, a major financial crisis or material disruption in commercial banking or securities markets, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

“Henry Amalgamated” shall mean Henry Amalgamated, LLC.

“Infrastructure Funds” shall mean $1,500,000 of funds of the City or any agency or department thereof to be used by the City or such agency or department to fund the Infrastructure Improvements.

“Infrastructure Improvements” shall mean improvements to the public rights-of-way and other infrastructure in and/or around the Development Area, which improvements are more particularly described on Schedule III.

“Initial Disbursement Date” shall mean a date during the week of October 17, 2011, that is mutually agreeable to the City and the Company.

“Inspection Termination Date” shall mean December 31, 2017.

“NDC” shall mean a neighborhood development corporation authorized to receive from the City, and disburse to the Company and/or a Company Party, the TIF Funds, which the parties agree shall be Develop Indy.

“New Building” shall mean a building in excess of 20,000 square feet constructed at the Project Site by the Company or for the Company’s use.

“New Market Tax Credits” shall have the meaning set forth in the Code.

“New Market Tax Credit Proceeds” shall mean the value of the New Market Tax Credits realized by the Company pursuant to this Agreement.

“Personal Property Investment” shall mean a capital investment of at least $5,000,000 of personal property, the nature of which personal property is described on Schedule II.

“Project” shall mean the Real Property Improvements and Personal Property Investment made by the Company or the Company Parties in, at, or about the Project Site.

“Project Compliance Percentage” means a percentage to be calculated by the Company and submitted to the DMD by April 30, 2014 for the first Project Year and on each April 30 thereafter for each subsequent Project Year, which shall be equal to the sum of: (a) the Capital Investment Compliance Percentage multiplied by 25%; plus (b) the Employment Compliance Percentage multiplied by 50%; plus (c) the Wage Compliance Percentage multiplied by 25%.

“Project Expenditure Date” shall mean the earlier of: (a) the date on which all the TIF Funds have been expended on Eligible Costs; or (b) the Project Expenditure Deadline.

“Project Expenditure Deadline” shall mean December 31, 2016.

“Project Funds” shall mean the sum of: (a) the TIF Funds disbursed to, or realized by, the Company pursuant to this Agreement and not previously reimbursed by the Company to DMD; plus (b) 50% of the New Market Tax Credit Proceeds.

“Project Period” shall mean the period beginning on the Commencement Date and ending on the Project Target Termination Date.

“Project Schedule” shall mean the schedule of the Capital Investment Targets set forth on Schedule I.

“Project Site” shall mean the Company’s and the Company Parties’ real property within the Development Area from time to time, whether acquired by purchase, lease, contract, or otherwise.

“Project Target Satisfaction Amount” means an amount equal to: (a) in the case of the first Project Year, 50% of the Project Funds multiplied by the difference between: (i) 100%; and (ii) the Project Compliance Percentage for such Project Year; or (b) in the case of all other Project Years, 100% of the Project Funds multiplied by the difference between: (i) 100%; and (ii) the Project Compliance Percentage for such Project Year.

“Project Target Termination Date” shall mean December 31, 2016.

“Project Targets” shall mean the Capital Investment Target, the Employment Target, and the Wage Target.

“Project Year” shall mean each of the four calendar years commencing with the calendar year ending on December 31, 2013, through the Project Target Termination Date.

“Property Owners” shall mean owners of any property being acquired for the Project, other than Henry Amalgamated.

“Real Property Improvements” shall mean a capital investment in real property at the Project Site of: (a) $6,500,000, in the event the Company elects to construct, or cause to be constructed, the New Building during the Project Period; or (b) $3,500,000, in the event the Company elects not to construct, or cause to be constructed, the New Building during the Project Period.

“Recitals” shall mean the recitals on the first page of this Agreement.

“Reimbursement Obligations” shall have the meaning set forth in Section 6.4.

“Term” shall have the meaning set forth in Section 2.5.

“TIF Funds” shall mean $4,600,000 of tax increment on hand from the Allocation Area; provided that, if the City fails to allocate the New Market Tax Credits to the Company in accordance with this Agreement, then the amount of the TIF Funds shall be increased to $5,600,000.

“Wage Compliance Percentage” shall mean a fraction, expressed as a percentage: (a) the numerator of which shall be the average hourly wage, exclusive of benefits, of the Company Jobs included in the calculation of the Employment Compliance Percentage for a given Project Year; and (b) the denominator of which shall be the Wage Target.

“Wage Target” shall mean, for a given Project Year, an average hourly wage, exclusive of benefits, of $27.00 for the Company Jobs included in the calculation of the Employment Compliance Percentage for such Project Year.

ARTICLE II

Funding and Project

Section 2.1 TIF Funds. The City shall: (a) disburse the TIF Funds to the NDC in a single payment; and (b) cause the NDC to disburse the TIF Funds to the Company or a Company Party; in accordance with the terms and conditions of this Agreement to fund Eligible Costs.

Section 2.2 New Market Tax Credits. The City shall work, or cause the applicable City Parties to work, with the Company, including, without limitation, entering into the Allocation Agreement, to qualify for up to $5,000,000 of New Market Tax Credits for the Project on account of the Company’s qualified Real Property Improvements, as determined under the Code, during the Capital Investment Period.

Section 2.3 Project Schedule. The Company reasonably expects to complete, or cause to be completed, the Project in accordance with the Project Schedule, subject to extension by agreement of the Company and the City in a writing signed by duly authorized representatives of each such party. The Company reasonably expects to expend, or caused to be expended, all the TIF Funds by the Project Expenditure Deadline. The City shall certify completion of the Project in a writing: (a) signed by a duly authorized representative of the Company; and (b) delivered to the City. The Company’s violation of this Section or any provision of this Section shall not give rise to an Event of Default.

Section 2.4 Development. The City and the Company shall work together and with third parties to enable the Company to develop the Project Site, including, without limitation, joint development of the Development Plan.

Section 2.5 Term of Agreement. The “Term” of this Agreement shall: (a) be effective as of the date set forth in the first paragraph of this Agreement; and (b) terminate on the one year anniversary of the Project Target Termination Date, unless earlier terminated pursuant to Article VI.

Section 2.6 Disbursements. Subject to Article III:

(a)	The NDC shall disburse the TIF Funds as provided in Subsection 2.6(b), as requested by the Company, upon the filing by the Company of one or more Disbursement Requests approved in writing by the City. The City shall use commercially reasonable efforts to review, approve, and cause the NDC to fund each Disbursement Request within 15 days after delivery by the Company.

(b)	The Company expects to submit Disbursement Requests: (i) on the Initial Disbursement Date, in which instance the Company shall be eligible to receive 50% of TIF Funds; and (ii) when the Company has expended, or caused to be expended, an amount equal to 50% of TIF Funds on Eligible Costs, as certified by the Company, in which instance the Company shall be eligible to receive the remaining 50% of TIF Funds.

(c)	The Company shall submit with each Disbursement Request: (i) the City’s countersignature approving such Disbursement Request; and (iii) such other information as may reasonably be requested by the City. The Company or its lender may redact from information submitted to the City and the NDC any information the Company or its lender reasonably determines to be confidential.

Section 2.7 Commitments. The City hereby commits, or shall cause the applicable City Party to commit, to each of the following:

(a)	constructing the Infrastructure Improvements with the Infrastructure Funds within the time periods described on Schedule III;

(b)	coordinating with the Company to reduce the number of crime and panhandling incidents in and around the Project Site;

(c)	providing a single contact person at DMD in order to expedite DMD’s responses to the Company’s needs;

(d)	coordinating with the Company to develop a master zoning area that reflects the actual use of the Project Site;

(e)	providing a single contact person to assist the Company with the Company’s permitting and code-enforcement needs; and

(f)	providing assistance to the Company to identify, recruit, and assess potential employees.

ARTICLE III

Conditions Precedent

Section 3.1 City. The City shall be under no obligation to approve a Disbursement Request unless the following conditions precedent have been fulfilled:

(a)	The TIF Funds shall be used solely to fund or reimburse Eligible Costs as determined and approved by the City;

(b)	The representations and warranties of the Company contained in Article IV continue to be true, complete, and accurate in all material respects as of the date of the Disbursement Request;

(c)	The Company has carried out in all material respects its obligations under this Agreement and is in compliance in all material respects with the covenants specified in Article V, to the extent that such obligations and covenants are required to have been carried out or are applicable as of the date of the Disbursement Request;

(d)	No act, event, occurrence, or circumstance that constitutes an Event of Default, or that, with the passage of time or giving of notice or both, would constitute an Event of Default, has occurred and is continuing; and

(e)	Disbursements previously funded, if any, have been used solely to fund or reimburse Eligible Costs.

Section 3.2 Company. The obligations of the Company to perform its covenants and agreements under this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)	The representations and warranties of the City contained in Article IV continue to be true, complete, and accurate in all material respects;

(b)	The City has carried out in all material respects its obligations under this Agreement, including funding the Infrastructure Improvements, and is in compliance in all material respects with the covenants specified in Article V, to the extent such obligations and covenants are required to have been carried out or are applicable as of the date of the Disbursement Request; and

(c)	The TIF Funds shall be available to be disbursed to the Company on the Initial Disbursement Date.

ARTICLE IV

Representations and Warranties

Section 4.1 Company. The Company represents and warrants, as of the date of this Agreement, that:

(a)	Authority. Subject to the further provisions of this Agreement, the Company has: (i) the requisite power, right, and legal authority to execute, deliver, perform, and observe its obligations under this Agreement; and (ii) taken all action necessary to authorize the execution, delivery, performance, and observance of its obligations under this Agreement. This Agreement, when executed and delivered by duly authorized representatives of the Company and the City, shall constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general principles of equity.

(b)	Capability. The Company has the requisite capacity and capability to administer and complete the Project, or to cause it to be administered and completed.

(c)	Religious Activity. The Company shall not use TIF Funds for religious activities or permit TIF Funds to be so used.

(d)	Political Activity. The Company shall not use TIF Funds for political activities or permit TIF Funds to be so used.

Section 4.2 City. Subject to the further provisions of this Agreement, the City represents and warrants, as of the date of this Agreement, that: (a) the City has the requisite power, right, and legal authority to execute, deliver, perform, and observe its obligations under this Agreement and has taken all action necessary to authorize the execution, delivery, performance, and observance of its obligations under this Agreement; and (b) this Agreement, when executed and delivered by duly authorized representatives of the Company and the City, shall constitute the legal, valid, and binding obligation of the City, enforceable against the City in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE V

Covenants

Section 5.1 Company. The Company covenants and agrees, as follows:

(a)	Compliance with Laws. Through the Project Expenditure Date, the Company shall comply in all material respects, and shall cooperate with the City to enable the City to comply in all material respects, with statutes, regulations, and rules applicable to the Project, including, without limitation, the Federal Civil Rights Act of 1964 and, if applicable, the Drug-Free Workplace Act of 1988.

(b)

Use of Funds. The Company shall use, or cause to be used, TIF Funds to fund Eligible Costs approved by the City. If the City determines that the Company used, or caused to be used, TIF Funds to fund something other than Eligible Cost (a “Disputed Expenditure”), then: (i) the provisions of Section 6.4 shall apply; and (ii) such Disputed Expenditure is not, and shall not result in, an Event of Default. The City shall: (i) make any such determination within 150 days after the submission of the Disbursement Request giving rise to the Disputed Expenditure; and (ii) give written notice of such determination to the Company within 30 days after such determination, which written notice shall include detailed information about the Disputed Expenditure and the amount thereof (the “Disputed Amount”). Representatives of the City and the Company shall meet in person to review and discuss such determination and Disputed Amount within 30 days after the date of such written notice to the Company.

(c)	Project Targets.

(i)	The Company shall meet, or cause to be met: (A) the Capital Investment Targets; (B) the Employment Target; and (C) the Wage Target; in each case on or before the Project Target Termination Date. If the Company fails to meet one or more of the Project Targets, then: (A) the provisions of Section 6.4 shall apply; and (B) such failure is not, and shall not result in, an Event of Default.

(ii)	On or before: (A) April 30, 2014; and (B) each April 30 thereafter during the Term; the Company, at its cost, shall provide to the City a report of the Company’s investment during the Project Period; provided that the Company shall be required to provide only one such report after the Capital Investment Target is met. Such report shall: (A) include a calculation of the Capital Investment Compliance Percentage for the applicable Project Year; and (B) include reasonable supporting information so as to substantiate such report. If the City disputes such calculation, then the City shall give written notice of such dispute to the Company within 30 days after the City’s determination. Such written notice shall: (A) detail the basis for such dispute; and (B) if available, include the City’s own calculation of the Capital Investment Compliance Percentage. Representatives of the City and the Company shall meet in person to review and discuss such dispute and related calculation(s) within 30 days after the date of such written notice to the Company.

(iii)	On or before: (A) April 30, 2014; and (B) each April 30 thereafter during the Term; the Company, at its cost, shall provide to the City a report as to the Company’s employment during the immediately preceding Project Year. Each such report shall: (A) include a calculation of the Employment Compliance Percentage for the applicable Project Year; and (B) reasonable supporting information so as to substantiate such report. If the City disputes such calculation, then the City shall give written notice of such dispute to the Company within 30 days after the City’s determination. Such written notice shall: (A) detail the basis for such dispute; and (B) if available, include the City’s own calculation of the Employment Compliance Percentage. Representatives of the City and the Company shall meet in person to review and discuss such dispute and related calculation(s) within 30 days after the date of such written notice to the Company.

(iv)	On or before: (A) April 30, 2014; and (B) each April 30 thereafter during the Term; the Company, at its cost, shall provide to the City a report as to the Company’s wages during the immediately preceding Project Year. Each such report shall: (A) include a calculation of the Wage Compliance Percentage for the applicable Project Year; and (B) reasonable supporting information so as to substantiate such report. If the City disputes such calculation, then the City shall give written notice of such dispute to the Company within 30 days after the City’s determination. Such written notice shall: (A) detail the basis for such dispute; and (B) if available, include the City’s own calculation of the Wage Compliance Percentage. Representatives of the City and the Company shall meet in person to review and discuss such dispute and related calculation(s) within 30 days after the date of such written notice to the Company.

(d)	Records. Through the Inspection Termination Date, the Company shall keep and maintain complete and accurate records and supporting documents relating to the receipt and expenditure of TIF Funds.

(e)	Inspection of Records. Any duly authorized representative of the City, during regular business hours of the Company and upon not less than ten days’ prior written notice to the Company, may access and examine the records and supporting documents required to be kept and maintained under Subsection 5.1(d); provided that such access shall not be given more than four times during any calendar year. The City’s rights to access and examine such records shall terminate on the Inspection Termination Date. Prior to such termination, the Company shall cooperate reasonably with the City in connection with any such access and examination. Any examination shall be at the City’s expense.

(f)	Inspection of Project. Any duly authorized representative of the City, during regular business hours of the Company and upon not less than ten calendar days’ written notice to the Company, may access and inspect the Project; provided that such access shall not be given more than four times during any calendar year. The City’s rights to access and inspect the Project shall terminate on the Inspection Termination Date. Prior to such termination, the Company shall cooperate reasonably with the City in connection with any such access and inspection. Any inspection shall be at the City’s expense.

(g)	Nondiscrimination. Prior to the Project Target Termination Date, the Company, the Company Parties, and their respective officers, agents, and employees shall not discriminate against any employee or applicant for employment to be employed in the performance of this Agreement, with respect to hire, tenure, terms, conditions, or privileges of employment, on the basis of race, sex, sexual orientation, gender identity, religion, color, national origin, ancestry, age, disability, or United States military service or veteran status. Breach of this Subsection shall be regarded as a material breach of this Agreement.

(h)	Contractor Enterprises. The Company and/or the Company Parties, in connection with all construction performed by it and/or them with TIF Funds pursuant to this Agreement, shall use good faith and commercially reasonable efforts to meet the following minority business enterprise, women business enterprise, and military veteran business enterprise participation and work force utilization goals:

(i)	15% minority business enterprise owned and work force utilization participation;

(ii)	8% women business enterprise owned and work force utilization participation; and

(iii)	3% military veteran business enterprise owned and work force utilization participation;

in each case, as certified by the City’s Department of Minority & Women Business Development. The Company shall provide to the City, or any department or agency designated by the City, quarterly written reports describing the extent to which the Company and/or the Company Parties have realized the foregoing goals; provided that the Company shall not be required to provide such reports for any period after December 31, 2013, if the Company has: (i) expended all TIF Funds on Eligible Costs; and (ii) provided a final report thereon.

Section 5.2 City.

(a)	The City covenants and agrees to: (i) take, or cause to be taken (and cooperate with the Company to enable the Company to take, or cause to be taken), all commercially reasonable actions necessary or desirable under statutes, regulations, and rules applicable to the Project, including funding the Infrastructure Improvements; and (ii) execute and deliver, or cause to be executed and delivered (and cooperate with the Company to enable the Company to execute and deliver, or cause to be executed and delivered), all commercially reasonable City Papers, Company Papers, and other papers, each in form and substance reasonably satisfactory to the City, as may be necessary or desirable under such statutes, regulations, and rules to assist and permit the Company to undertake and complete the Project, make Disbursement Requests, receive TIF Funds, and obtain the New Market Tax Credits for the Project.

(b)	The City covenants and agrees that the Company and the Company Parties shall not be liable for, or with respect to, the Infrastructure Improvements.

ARTICLE VI

Default

Section 6.1 Performance Monitoring. As contemplated by Subsections 5.1(d)-(f), the City may monitor the Company’s performance with respect to capital investment and employment under this Agreement. Subject to Schedule I, such monitoring with respect to capital investment shall terminate after compliance with all terms and conditions of Subsection 5.1(c)(i).

Section 6.2 Events of Default. Each of the following shall constitute an “Event of Default” on the part of the Company:

(a)	The material inaccuracy of any representation or warranty made by the Company to the City, when made or deemed to have been made, under this Agreement; or

(b)	The Company’s failure to fulfill any covenant of the Company pursuant to Subsection 5.1(a), (c)(ii), (c)(iii), (c)(iv), (e), (f), (g) or (h) and such failure shall remain uncured for a period of 30 days after the City gives written notice of such failure to the Company; provided that the City and the Company hereby acknowledge and agree that the Company’s failure to fulfill a covenant of the Company pursuant to Subsection 5.1(b) or 5.1(c)(i) shall not result be an “Event of Default”, but may result in a Reimbursement Obligation under Section 6.4.

Section 6.3 Remedies.

(a)	Upon the occurrence of an Event of Default, the City may:

(i)	suspend or terminate the City’s and/or the NDC’s obligation, if any, to fund further Disbursement Requests;

(ii)	subject to the Company’s rights, whether under this Agreement, at law, or in equity, to dispute, contest, or appeal any claim by the City that an Event of Default has occurred or is occurring, declare all or any portion of the Project Funds (the “Declared Amount”) immediately due and payable. Upon such declaration, the Declared Amount shall become immediately due and payable by the Company to the City (or the Trustee, as the case may be), subject to the Company’s rights, whether under this Agreement, at law, or in equity, to dispute, contest, or appeal such declaration and the Declared Amount; and/or

(iii)	institute any action, suit, or other proceeding at law, in equity, or otherwise, which the City deems necessary or appropriate for the protection of its interests; provided that the City shall not institute any action, suit, or other proceeding at law, in equity, or otherwise, that might or would result in the Company being required to make additional investment or employ any people.

(b)	Notwithstanding the occurrence of an Event or Default or the exercise of any remedy under Subsection 6.3(a) or the request for payment of a Reimbursement Obligation under Section 6.4, all Company Papers, together with any data, documents, equipment, maps, materials, models, photographs, or other information or papers (whether complete or incomplete, finished or unfinished), are and shall be the exclusive property of the Company.

Section 6.4 Reimbursement. To the extent required by this Section and the other provisions of this Agreement, the Company shall be obligated to reimburse a portion of the Project Funds (the “Reimbursement Obligations”).

(a)

TIF Funds. If: (i) the City determines that the Company used, or caused to be used, TIF Funds to fund something other than Eligible Costs in violation of Subsection 5.1(b); and (ii) the City and the Company are unable to resolve any disagreement with respect to such determination (as contemplated by Subsection 5.1(b)); then the City may deliver to the Company a written request for reimbursement in an amount equal to: (i) the Disputed Amount; or (ii) any lesser amount agreed upon by the City and the Company (the “Adjusted Amount”); as the case may be. Subject to Subsection 6.4(c), within 30 days after the date of delivery of such written request, the Company shall pay to the City the Disputed Amount or the Adjusted Amount, as the case may be.

(b)	Project Targets.

(i)	If: (A) the City determines that the Company failed to meet a Project Target for a Project Year; and (B) the Project Compliance Percentage for such Project Year is less than 90%, and the City and the Company are unable to resolve any dispute with respect to the Company’s calculation (as contemplated by Subsection 5.1(c)); then the City may deliver to the Company a written request for the Company to deposit with the Escrow Agent (the “Deposit Request”) an amount equal to the following (the “Deposit Amount”): (A) the lesser of: (1) the Project Target Satisfaction Amount; or (2) any amount agreed upon by the City and the Company (the “Adjusted Amount”); in either case, less (B) any Escrow Funds held by the Escrow Agent as a result of any prior Deposit Requests. Subject to Subsection 6.4(c), within 30 days after the date of delivery of the Deposit Request, the Company shall deposit the Deposit Amount with the Escrow Agent, to be held in accordance with Subsection 6.4(e). Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to deposit: (A) any amount if the Project Compliance Percentage for a Project Year is at least 90% and any Escrow Funds then on deposit shall be returned to the Company as provided in Subsection 6.4(e)(ii); or (B) any amount in excess of the Deposit Amount for any failure to meet a Project Target in accordance with Subsection 5.1(c), and any Escrow Funds then on deposit in excess of the Deposit Amount shall be returned to the Company as provided in Subsection 6.4(e)(ii).

(ii)	Notwithstanding the foregoing, the aggregate amount payable to the City pursuant to this Subsection shall not exceed the total amount of the Project Funds.

(iii)	The remedies provided to the City in Subsection 6.4(b) shall be available against any Company Party that receives any portion of the Project Funds as though such Company Party were: (A) the “Company” hereunder; and (B) were a party hereto; but only to the extent of the portion of the Project Funds received by such Company Party.

(c)	Remedies. Notwithstanding anything in this Agreement to the contrary, including Subsections 6.4(a) and (b):

(i)

the Company shall not be obligated to pay a Reimbursement Obligation to the City under Subsection 6.4(a) so long as the Company identifies additional Eligible Costs, together with supporting documentation, in an amount equal to the lesser of: (A) the Disputed Amount; or (B) the Adjusted Amount; as the case may be, under Subsection 6.4(a) on or before the 30th day after the date of delivery of the City’s written request for reimbursement under Subsection 6.4(a);

(ii)	the Company shall not be obligated to pay a Reimbursement Obligation to the City under Subsection 6.4(a) with respect to a particular Disputed Expenditure, if the City failed to: (A) make the determination with respect to such Disputed Expenditure; and (B) notify the Company thereof; within the 180-day period contemplated by Subsection 5.1(b);

(iii)

the Company shall not be obligated to deposit a Deposit Amount with the Escrow Agent under Subsection 6.4(b) so long as the Company cures the failure under Subsection 6.4(b) on or before: (A) the 30th day after the date of delivery of the

City’s written request for reimbursement under Subsection 6.4(b); or (B) such later date, if such cure is dependent upon City action (for example, receipt of a City inspection under Subsection 5.1(e) or (f)); and

(iv)	if the Company commences dispute resolution procedures as provided in Section 7.8, then the Company’s obligation to pay any Reimbursement Obligation shall be tolled pending: (A) entry by the City and the Company into a definitive written agreement; or (B) entry of a final, non-appealable judgment by a court having jurisdiction; in either case, with respect to such Reimbursement Obligations and any related dispute.

(d)	Exclusive Remedy. The City acknowledges and agrees that neither the use of TIF Funds to fund something other than Eligible Costs nor the failure of the Company to meet a Project Target is or shall be an Event of Default, and that the provisions of this Section shall be the sole and exclusive remedy of the City as a result of any such use or failure.

(e)	Escrow. If, after any Project Year, the Company is required to deposit the Deposit Amount with the Escrow Agent in accordance with Subsection 6.4(b), then the following terms and conditions shall apply:

(i)	The City, the Company, and the Escrow Agent shall enter into the Escrow Agreement, and the Escrow Agent shall hold the Deposit Amount, together with any future Deposit Amount and any interest earned on the Deposit Amount and any future Deposit Amount (collectively, the “Escrow Funds”), in accordance with the terms and conditions of the Escrow Agreement.

(ii)	If the Project Compliance Percentage for any subsequent Project Year is at least 90%, then, within 30 days after the Company’s delivery of the reports required by Subsection 5.1(c), the Escrow Agent shall release to the Company the entire amount of the Escrow Funds. If the Deposit Amount for any subsequent Project Year is less than the Escrow Funds then on deposit with the Escrow Agent, then, within 30 days after the Company’s delivery of the reports required by Subsection 5.1(c), the Escrow Agent shall release to the Company the amount by which the Escrow Funds exceed such Deposit Amount.

(iii)	After the Project Target Termination Date, the Escrow Agent promptly shall release to the City any amount of the Escrow Funds remaining in escrow after the release to the Company, if any, of the amount of the Escrow Funds required to be released to the Company for the final Project Year pursuant to Subsection 6.4(e)(ii), but in no event later than December 31, 2017.

Section 6.5 Termination. If: (a) the TIF Funds are not available to be disbursed to the Company by the Initial Disbursement Date in accordance with this Agreement; or (b) the City fails to make available the Infrastructure Funds for the Infrastructure Improvements in accordance with this Agreement; provided that the Company first provides written notice to the City thereof and the City fails to cure the same within 60 days thereafter; then, in either case, the Company may terminate this Agreement (and its obligations hereunder) upon written notice to the City. Notwithstanding anything in Section 7.6 to the contrary, such termination shall be effective on the date of such notice unless the Company specifies a later date.

ARTICLE VII

Miscellaneous

Section 7.1 Expenses Upon Default. The Company shall reimburse the City for all actual out-of-pocket expenses and costs of collection and enforcement, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the City and the City Parties as a result of one or more Events of Default by the Company or the failure by the Company to comply with the terms and conditions of Section 6.4.

Section 7.2 Assignment. The Company shall not assign this Agreement without the prior written consent of the City; provided that the Company may assign this Agreement or any of its rights or obligations under this Agreement: (a) to one or more of the Company Parties; (b) to one or more entities acquiring all or substantially all of the Project; or (c) in connection with a merger, consolidation, reorganization, or spin-off involving the Company or the Project (either alone or in connection with other assets); provided that, in each such case: (a) the assignees undertake to assume severally, but not jointly and severally, all of the Company’s obligations under this Agreement; and (b) the Company remains liable to the City for the payment of Reimbursement Obligations to the extent not otherwise paid by such assignees (unless the City otherwise agrees in writing).

Section 7.3 Amendments. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly executed by the City and the Company.

Section 7.4 Relationship. Nothing contained in this Agreement, nor any act of the City, the Company, or any other person, shall be deemed or construed to create any relationship of third-party beneficiary, employer and employee, principal and agent, limited or general partners, or joint venturers. The Company is and shall remain an “independent contractor” with respect to performance under this Agreement. The Company is responsible for and shall pay all amounts and benefits owing to or for the account of its employees, if any, including unemployment compensation, FICA, retirement, life, and medical insurance, and worker’s compensation insurance.

Section 7.5 Survival. Subject to Section 2.5, all: (a) representations, warranties, covenants, and agreements made by the City and the Company; and (b) certificates delivered by the City and the Company; in each case, pursuant to this Agreement, shall survive the execution of this Agreement and the completion of the Project. No other person shall be entitled to rely upon any such representations, warranties, covenants, agreements, or certificates.

Section 7.6 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and be deemed given when: (a) delivered in person; (b) sent by nationally recognized overnight courier; or (c) sent by certified or registered mail, postage prepaid, addressed as follows (provided that if mailed, any applicable time period shall commence upon receipt by the addressee; and provided further that if the addressee refuses delivery, the notice will be deemed to have been given three days after the mailing of such notice or other communication):

If to the City:

City of Indianapolis

Department of Metropolitan Development

Community Economic Development Division

Attention: Director

200 E. Washington Street, Suite 2042

Indianapolis, IN 46204

with a copy to each of:

The Indianapolis Local Public Improvement Bond Bank

Attention: Executive Director

200 E. Washington Street, Suite 2342

Indianapolis, IN 46204

Mr. Karl P. Haas

Wallack Somers & Haas, P.C.

One Indiana Square, Suite 2300

Indianapolis, IN 46204

Mr. Bruce D. Donaldson

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46202

If to the Company:

Angie’s List, Inc.

1030 E. Washington Street

Indianapolis, Indiana 46202

Attention: Chief Executive Officer

with a copy to:

Ginovus

8888 Keystone Crossing, Suite 1450

Indianapolis, Indiana 46240

Attention: Larry Gigerich

or to such other address or person as may be designated from time to time by notice as required by this Section.

Section 7.7 Governing Law. Except to the extent preempted by federal law, the laws of the State of Indiana shall govern all aspects of this Agreement, including, without limitation, execution, interpretation, performance, and enforcement.

Section 7.8 Dispute Resolution. Any lawsuit arising out of or relating to this Agreement shall be brought in a state or federal court of appropriate jurisdiction having situs in Marion County, Indiana. The City and the Company consent to the jurisdiction and venue of such court(s) and irrevocably waive any objections they may have to such jurisdiction or venue.

Section 7.9 No Waiver. Neither failure nor delay on the part of the City or the Company in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement or consent to any departure by the City or the Company therefrom shall be effective unless the same shall be made in writing, signed on behalf of the City or the Company, respectively, by a duly authorized officer thereof, and the same shall be effective only in the specific instance for which it is given. No notice to or demand on the City or the Company shall entitle the City or the Company to any other or further notices or demands in similar or other circumstances, or constitute a waiver of any of the Company’s or the City’s respective rights to take other or further action in any circumstances without notice or demand.

Section 7.10 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original for all purposes.

Section 7.11 Binding Effect. Subject to the further provisions of this Agreement, the terms and provisions of this Agreement will be binding upon and inure to the benefit of the City and the Company and their respective successors and assigns.

Section 7.12 Further Assurances. Subject to the further provisions of this Agreement, the Company and the City, at such party’s expense and upon request of the other party, shall duly execute and deliver, or cause to be executed and delivered, such further instruments and perform, or cause to be performed, such further acts as reasonably may be necessary or proper in the reasonable opinion of the City or the Company, respectively, to carry out the provisions and purposes of this Agreement (capital investment and job creation in Marion County, Indiana).

Section 7.13 Severability. The invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity, legality, or enforceability of the remaining provisions.

Section 7.14 Headings. The headings of the articles, sections, and paragraphs used in this Agreement are for convenience only and shall not be read or construed to affect the meaning or construction of any provision.

Section 7.15 Entire Agreement. This Agreement constitutes the entire agreement by and between the City and the Company and supersedes all prior agreements, written or verbal, between the City and the Company. No statements, promises or agreements whatsoever, in writing or verbally, in conflict with the terms of this Agreement has been made by the City or the Company that in any way modify, vary, alter, enlarge, or invalidate any of the provisions and obligations of this Agreement.

Section 7.16 Third-Party Beneficiaries. This Agreement shall not be construed to create a contractual relationship with, give rights or benefits to, or create a cause of action in favor of, anyone other than the parties hereto.

Section 7.17 Investments.

(a)	The Company is not authorized or permitted under this Agreement to invest any TIF Funds or to receive any TIF Funds without the prior written approval of the City. The Company covenants to spend the proceeds of a Disbursement Request (for which it is not seeking reimbursement of prior payment of Eligible Costs) on the Eligible Costs specified in the Disbursement Request.

(b)	The City and the Company agree that the Company’s violation of this Section or any provision thereof shall not give rise to an Event of Default.

Section 7.18 Force Majeure. Each of the Company and the City shall: (a) be excused for any failure or delay in performing any of its obligations under this Agreement, if such failure or delay is caused by an event of Force Majeure; and (b) diligently make efforts to perform any obligations delayed by Force Majeure, immediately upon the event of Force Majeure no longer preventing such obligation from being performed.

Section 7.19 Interpretation. The headings in this Agreement are inserted for convenience and identification only and are not intended to aid in the interpretation of this Agreement. Unless the context requires otherwise: (a) the singular includes the plural and vice versa; (b) the Recitals, Schedules, and Exhibits form a part of this Agreement; (c) any reference in this Agreement to any particular Article, Section, Subsection, Recital, Schedule, or Exhibit shall be deemed to refer to an Article, Section, Subsection, or Recital of, or Schedule or Exhibit to, this Agreement; (d) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and (e) where a term is defined, another part of speech or grammatical form of that term shall have a corresponding meaning.

[Signature page to follow.]

IN WITNESS WHEREOF, the City and the Company have caused this Agreement to be executed in their respective names by their duly authorized officers, all as of the date first above written.

THE COMPANY:

ANGIE’S LIST, INC.

By:	/s/ William S. Oesterle
Printed:	William S. Oesterle
Title:	CEO

ATTEST:

/s/ Robert R. Millard
Printed: Robert R. Millard

THE CITY:

CITY OF INDIANAPOLIS, INDIANA

By:	/s/ Gregory A. Ballard
Gregory A. Ballard, Mayor

By:	/s/ Jeffrey L. Spalding
Jeffrey L. Spalding, City Controller

[SEAL]

ATTEST:

/s/ Maury Plambeck
Maury Plambeck, AICP Director, Department of Metropolitan Development

EXECUTION FOR A LIMITED PURPOSE

Develop Indy is executing this Agreement for the limited purposes of acknowledging and performing the obligations of the NDC hereunder. Except as expressly provided in the foregoing sentence, Develop Indy is not a party to this Agreement.

DEVELOP INDY, INC.

By:	/s/ Melissa C. Todd

Printed:	Melissa C. Todd

Title:	Vice President of Operations

Henry Amalgamated is executing this Agreement for the limited purposes of Subsection 6.4(b). Except as expressly provided in the foregoing sentence, Henry Amalgamated is not a party to this Agreement.

HENRY AMALGAMATED, LLC

By:	/s/ Karl Northern
Printed:	Karl Northern